Souvall-Page Enters Into a Non-Binding Term Sheet For Reverse Acquisition of American Basketball Association (ABA)

SALT LAKE CITY, UT -- (BUSINESS WIRE)   November 2, 2006   Souvall-Page &
Company, Inc. (OTCBB: SVAP) announced today that it entered into a non-binding term sheet with American Basketball Association, Inc., an Indiana corporation that is engaged in operating a professional basketball league composed of 52 teams in the United States, Canada and Mexico. ABA also markets league-related merchandise and other products and is developing or expanding media outlets and ancillary entertainment businesses that complement the league's operations.

If the transaction is concluded as currently proposed, Souvall Page

     * expects that it will acquire the ABA in a reverse merger transaction that is intended to be completed before year end, and

     * anticipates that the current shareholders of Souvall Page will then own approximately 11.5% of the company and the shareholders of ABA will own the balance.


The transaction between Souvall-Page and ABA is subject to negotiating and entering into a definitive acquisition agreement, board and other approvals, and other conditions to close the transaction by year end. No assurance can be given that the parties will enter into a definitive agreement on these or any other terms or that the transaction will close.

About Souvall-Page: Souvall Page has no current business operations or assets; its current sole business is to seek to acquire, by formation, acquisition, merger or reorganization, a business enterprise that will be beneficial to it and its stockholders.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by Souvall Page may not proceed as contemplated, and by all other matters specified in Souvall Page's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Souvall Page does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Souvall Page's filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

David C. Merrell, President, at: 801-942-0555